Exhibit 99.1

PARTS iD, Inc. Reports Fourth Quarter and 2021 Results

Full Year Revenue Increased 11.9%; Fourth Quarter Revenue Increased 14.5%

CRANBURY, N.J., March 14, 2022 -- PARTS iD, Inc. (NYSE American: ID) (“PARTS iD” or “Company”), the owner and operator of, among other verticals, “CARiD.com,” a leading digital commerce platform for the automotive aftermarket, today announced results for the fourth quarter and year ended December 31, 2021.

Full Year 2021 Financial Summary (Comparisons versus Full Year 2020)

●	Net revenue increased 11.9% to $448.7 million as compared to $400.8 million.

●	Gross margin was 20.1% as compared to 21.4%.

●	Operating expenses as a percent of net revenue were 22.1% as compared to 21.1%.

●	Operating loss was $(9.1) million as compared to operating income of $1.3 million.

●	Net loss was $(8.0) million as compared to net income of $2.1 million.

●	Adjusted EBITDA was $4.3 million compared to $15.4 million.

Fourth Quarter 2021 Financial Summary (Comparisons versus Fourth Quarter 2020)

●	Net revenue increased 14.5% to $106.6 million as compared to $93.1 million.

●	Gross margin was 19.7% as compared to 20.4%.

●	Operating expenses as a percent of net revenue were 24.3% as compared to 27.5%.

●	Operating loss was $(4.9) million as compared to operating loss of $(6.6) million.

●	Net loss was $(4.6) million as compared to net loss of $(4.1) million.

●	Adjusted EBITDA was $(0.9) million compared to $1.1 million.

Management Commentary

“We concluded the year with fourth quarter revenue increasing 14.5% compared to fourth quarter 2020, as continued improvement in the average order value more than offset lower conversion rate and traffic levels,” said Nino Ciappina, Chief Executive Officer of PARTS iD. “Throughout 2021, we navigated volatile market conditions, including moderating online discretionary consumer spending following record levels during the height of the pandemic, higher shipping costs, and global supply chain disruptions. Despite these challenges, we increased our annual revenue 11.9% to a record $448.7 million and importantly, further diversified our sales mix through expansion of our original equipment and repair parts business and adjacent verticals such as Motorcycles and Powersports, Boating and Marine, and RV and Camper. At the same time, we implemented strategies to try to counteract external cost pressures and return gross margin to pre-pandemic levels, and we expect these actions will gain traction as 2022 progresses. During 2021, among other achievements: we expanded the ”Shop by Service Type” functionality and now have over 500 repair tasks available on CARiD.com; we launched our electric vehicle (“EV”) specialty shop to capitalize on the increasingly important EV market; we expanded the product coverage in our Boating and RV verticals to achieve approximately 85% product coverage; and our repeat customer revenue increased 420 bps to 38.4% from 34.2%. The work we have done has strengthened our foundation and added to our conviction in becoming a premier, one-store shop for parts and accessories. While the operating environment remains challenging and we are up against our most difficult comparison in the first quarter, we are optimistic about building on our progress and achieving our objective of delivering profitable growth and increased shareholder value over the long-term.”

Full Year 2021 Financial Results

Net revenue for 2021 increased 11.9% to $448.7 million, compared to $400.8 million in 2020. This increase was primarily attributable to increases in the conversion rate of 11.3% and in the average order value of 12.9%, partially offset by a decrease in traffic of 14.4%. The increase in the site conversion rate was primarily attributable to search engine bidding automation and optimization, continuous customer experience enhancements and pricing initiatives, product cultivation, and continued e-commerce adoption. The increase in the average order value was primarily attributable to increases in the average number of items per order, changes in the mix of categories of items sold and product and shipping cost inflation partially passed on to customers.

Gross profit for 2021 increased 5.2% to $90.2 million compared to $85.8 million in 2020, driven by the 11.9% increase in revenue in 2021. Gross margin was 20.1%, down from 21.4% in 2020. The decrease in gross margin was primarily attributable to increases in product and shipping costs associated with the ongoing global supply chain disruptions.

Operating expenses were $99.4 million for 2021 compared to $84.5 million for 2020. The $14.9 million year-over-year increase was driven by a $9.0 million increase in advertising expenses, which increased in part to higher advertising rates and a change in the mix of advertising channels, combined with a $5.3 million increase in selling, general and administrative expenses from non-cash stock compensation expense, public company operating expenses, and higher merchant services provider processing fees in line with the increase in revenue, partially offset by a decrease in business combination transaction expenses which occurred in 2020 but did not reoccur in 2021. Operating expenses as a percent of net revenue were 22.1% compared to 21.1% in 2020.

Operating loss in 2021 was $(9.1) million compared to operating income of $1.3 million in 2020.

Net loss for 2021 was $(8.0) million compared to net income of $2.1 million in 2020.

Adjusted EBITDA in 2021 was $4.3 million compared to $15.4 million in 2020.

Fourth Quarter 2021 Financial Results

Fourth quarter 2021 net revenue increased 14.5% to $106.6 million, compared to $93.1 million in the fourth quarter of 2020. This increase was attributable to a 13.0% increase in average order value, partially offset by a 7.4% decline in traffic and a 3.3% decline in the conversion rate.

Gross profit for the fourth quarter of 2021 increased to $21.0 million compared to $19.0 million in the same prior year period. Gross margin was 19.7% for the fourth quarter of 2021 compared to 20.4% in the fourth quarter of 2020. The decrease in gross margin was attributable to a year-over-year increase in product and shipping costs associated with the ongoing global supply chain disruptions.

Operating expenses were $25.9 million for the fourth quarter of 2021 compared to $25.6 million for the fourth quarter of 2020. The change in operating expenses was driven by a $2.9 million increase advertising expenses, mostly offset by a $2.7 million decrease in selling, general and administrative expenses. Operating expenses as a percent of net revenue were 24.3% compared to 27.5% in the same prior year period.

Operating loss for the fourth quarter of 2021 was $(4.9) million compared to an operating loss of $(6.6) million for the fourth quarter of 2020.

Net loss for the fourth quarter of 2021 was $(4.6) million compared to a net loss of $(4.1) million in the same prior year period.

Adjusted EBITDA was $(0.9) million in the fourth quarter of 2021 compared to $1.1 million in the same prior year period.

Balance Sheet

As of December 31, 2021, the Company had cash of $23.2 million compared to $22.2 million at December 31, 2020. The increase in cash was primarily driven by net cash provided by operating activities of $8.6 million, partly offset by cash used in investing activities of $7.6 million, primarily related to website and software development expenditures.

Conference Call

PARTS iD’s Chief Executive Officer, Nino Ciappina, and Chief Financial Officer, Kailas Agrawal, will host a live conference call to discuss financial results today, March 14, 2022 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-9129 (domestic) or (201) 493-6753 (international). A telephone replay of the call will be available until March 28, 2022, by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and entering the conference identification number: 13727714.

The conference call will also be available to interested parties through a live webcast at https://www.partsidinc.com/.

In addition, the investor presentation to be reviewed during the call will be posted on the Company’s website at https://www.partsidinc.com.

About PARTS iD, Inc.

PARTS iD is a technology-driven, digital commerce company focused on creating custom infrastructure and unique user experiences within niche markets. Founded in 2008 with a vision of creating a one-stop eCommerce destination for the automotive parts and accessories market, we believe that PARTS iD has since become a market leader and proven brand-builder, fueled by its commitment to delivering a revolutionary shopping experience; comprehensive, accurate and varied product offerings; and continued digital commerce innovation.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures that differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).  These non-GAAP financial measures may not be comparable to similar measures reported by other companies and should be considered in addition to, and not as a substitute for, or superior to, other measures prepared in accordance with GAAP. Management uses non-GAAP financial measures internally to evaluate the performance of the business.  Additionally, management believes certain non-GAAP measures provide meaningful incremental information to investors to consider when evaluating the performance of the Company.

To this end, we provide EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA consists of net income (loss) plus (a) interest expense; (b) income tax provision (or less benefit); and (c) depreciation expense. Adjusted EBITDA consists of EBITDA plus stock compensation expense and other costs, fees, expenses, write offs and other items that do not impact the fundamentals of our operations, as described further below following the reconciliation of these metrics. Management believes these non-GAAP measures provide useful information to investors in their assessment of the performance of our business. The exclusion of certain expenses in calculating EBITDA and Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis as these costs may vary independent of business performance. Accordingly, we believe that EBITDA and Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

●	Although depreciation is a non-cash charge, the assets being depreciated may have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

●	EBITDA and Adjusted EBITDA do not reflect changes in our working capital;

●	EBITDA and Adjusted EBITDA do not reflect income tax payments that may represent a reduction in cash available to us;

●	EBITDA and Adjusted EBITDA do not reflect depreciation and interest expenses associated with the lease financing obligations; and

●	Other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in this press release.

Cautionary Note Regarding Forward-Looking Statements

All statements made in this press release relating to future financial or business performance, conditions, plans, prospects, trends, or strategies and other such matters, including without limitation, expected future performance, consumer adoption, anticipated success of our business model or the potential for long term profitable growth, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “potential,” “confident,” “look forward,” “optimistic” and similar expressions and their variants, as they relate to us may identify forward-looking statements. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us, particularly those associated with the COVID-19 pandemic and the conflict in Ukraine, which have had wide-ranging and continually evolving effects. We caution that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time, often quickly and in unanticipated ways.

Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements include risks and uncertainties, including without limitation: the ongoing conflict between Ukraine and Russia has affected and may continue to affect our business; competition and our ability to counter competition, including changes to the algorithms of Google and other search engines and related impacts on our revenue and advertisement expenses; the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto; disruptions in the supply chain and associated impacts on demand, product availability, order cancellations and cost of goods sold including inflation; difficulties in managing our international business operations, particularly in the Ukraine, including with respect to enforcing the terms of our agreements with our contractors and managing increasing costs of operations; changes in our strategy, future operations, financial position, estimated revenues and losses, product pricing, projected costs, prospects and plans; the outcome of actual or potential litigation, complaints, product liability claims, or regulatory proceedings, and the potential adverse publicity related thereto; the implementation, market acceptance and success of our business model, expansion plans, opportunities and initiatives, including the market acceptance of our planned products and services; developments and projections relating to our competitors and industry; our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others; our ability to maintain and enforce intellectual property rights and ability to maintain technology leadership; our future capital requirements; our ability to raise capital and utilize sources of cash; our ability to obtain funding for our operations; changes in applicable laws or regulations; the effects of current and future U.S. and foreign trade policy and tariff actions; disruptions in the marketplace for online purchases of aftermarket auto parts; costs related to operating as a public company; and the possibility that we may be adversely affected by other economic, business, and/or competitive factors.

Further information on the factors and risks that could cause actual results to differ from any forward-looking statements are contained in our filings with the United States Securities and Exchange Commission (SEC), which are available at https://www.sec.gov (or at https://www.partsidinc.com). The forward-looking statements represent our estimates as of the date hereof only, and we specifically disclaim any duty or obligation to update forward-looking statements.

Investors:
Brendon Frey
ICR
ir@partsidinc.com

Media

Erin Hadden

FischTank PR

partsid@fischtankpr.com

Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020

Net revenue	$106,590,175	$93,080,908	$448,668,928	$400,832,371
Cost of goods sold	85,612,536	74,098,159	358,439,239	315,027,012

Gross profit	20,977,639	18,982,749	90,229,689	85,805,359

Operating expenses:
Advertising	11,210,155	8,344,505	42,346,886	33,359,299
Selling, general and administrative	12,685,605	15,383,018	49,554,126	44,266,151
Depreciation	1,984,100	1,824,564	7,465,095	6,859,237
Total operating expenses	25,879,860	25,552,087	99,366,107	84,484,687
(Loss) income from operations	(4,902,221)	(6,569,338)	(9,136,418)	1,320,672

Interest expense	58	711	7,172	8,395
(Loss) income before income taxes	(4,902,279)	(6,570,049)	(9,143,590)	1,312,277
Income tax (benefit)	(295,702)	(2,460,779)	(1,180,790)	(801,552)
Net (loss) income	$(4,606,577)	$(4,109,270)	$(7,962,800)	$2,113,829

Net (loss) income	$(4,606,577)	$(4,109,270)	$(7,962,800)	$2,113,829
Less: Preferred stocks dividends	-	15,067,697	-	15,442,697
Loss available to common shareholders	$(4,606,577)	$(19,176,967)	$(7,962,800)	$(13,328,868)
Loss per common share
Loss per share (basic and diluted)	$(0.14)	$(0.67)	$(0.24)	$(0.52)
Weighted average number of shares (basic and diluted)	33,535,180	28,567,751	33,179,973	25,860,097

Consolidated Balance Sheets

As of December 31, 2021 and 2020

(Audited)

	2021	2020
ASSETS
Current assets
Cash	$23,203,230	$22,202,706
Accounts receivable	2,157,108	2,236,127
Inventory	5,754,748	4,856,265
Prepaid expenses and other current assets	4,874,704	5,811,332
Total current assets	35,989,790	35,106,430

Property and equipment, net	13,700,876	11,470,360
Intangible assets	262,966	237,752
Deferred tax assets	2,314,907	1,099,800
Other assets	267,707	267,707
Total assets	$52,536,246	$48,182,049

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities
Accounts payable	$40,591,938	$35,631,913
Customer deposits	15,497,857	16,185,648
Accrued expenses	6,221,330	5,468,570
Other current liabilities	3,930,841	3,592,782
Notes payable, current portion	-	19,706
Total liabilities	66,241,966	60,898,619

COMMITMENTS AND CONTINGENCIES (Note 5)

SHAREHOLDERS' DEFICIT
Preferred stock, $0.0001 par value per share; 1,000,000 shares authorized and 0 issued and outstanding	-	-
Common stock, $0.0001 par value per share; 10,000,000 Class F shares authorized and 0 issued and outstanding	-	-
100,000,000 Class A shares authorized and 33,965,804 and 32,873,457 issued and outstanding, as of December 31, 2021 and 2020, respectively	3,396	3,287
Additional paid in capital	6,973,541	-
Accumulated deficit	(20,682,657)	(12,719,857)
Total shareholders' deficit	(13,705,720)	(12,716,570)
Total liabilities and shareholders' deficit	$52,536,246	$48,182,049

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2021 and 2020

(Audited)

	2021	2020

Cash Flows from Operating Activities:
Net (loss) income	$(7,962,800)	$2,113,829
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	7,465,095	6,859,237
Deferred income (benefits) taxes	(1,215,107)	(836,500)
Share based compensation expense	4,852,985	-
Gain sale of fixed assets	-	(3,228)
Changes in operating assets and liabilities:
Accounts receivable	79,019	(1,067,867)
Inventory	(898,483)	(1,456,889)
Prepaid expenses and other current assets	936,628	(2,777,595)
Accounts payable	4,960,025	10,418,256
Customer deposits	(687,791)	7,585,734
Accrued expenses	752,760	458,002
Other current liabilities	338,059	695,613
Net cash provided by operating activities	8,620,390	21,988,592

Cash Flows from Investing Activities:
Proceeds from sale of fixed assets	-	36,000
Purchase of property and equipment	(324,025)	(58,544)
Purchase of intangible assets	(25,214)	(15,269)
Website and software development costs	(7,250,921)	(7,283,044)
Net cash used in investing activities	(7,600,160)	(7,320,857)

Cash Flows from Financing Activities:
Principal paid on notes payable	(19,706)	(20,892)
Payments of preferred stock dividends	-	(442,697)
Cash payments for cancellation of Legacy warrants		(5,620,275)
Net cash used in financing activities	(19,706)	(6,083,864)

Net change in cash	1,000,524	8,583,871
Cash, beginning of period	22,202,706	13,618,835
Cash, end of period	$23,203,230	$22,202,706

Supplemental disclosure of cash flows information:
Cash paid for interest	$7,172	$7,684
Cash paid for income taxes	$4,209	$-

The following table reflects the reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Adjusted EBITDA
Net income (loss)	$(4,606,577)	$(4,109,269)	$(7,962,800)	$2,113,829
Interest expense	58	711	7,172	8,395
Income tax (benefit)	(295,702)	(2,460,779)	(1,180,790)	(801,552)
Depreciation	1,984,100	1,824,564	7,465,095	6,859,237
EBITDA	(2,918,121)	(4,744,773)	(1,671,323)	8,179,909
Stock compensation expense	1,549,840	-	4,852,985	-
Business combination transaction expenses(1)	-	5,261,903	-	5,544,520
Founder's compensation(2)	-	(110,000)	-	687,692
Legal & settlement expenses (3)	428,767	621,418	1,150,247	725,081
Other items(4)	-	38,022	-	291,164
Adjusted EBITDA Total	$(939,514)	$1,066,570	$4,331,909	$15,428,366

(1)	Represents the expenses incurred solely related to the business combination transaction that closed in November 2020. It primarily includes investment banker fees, legal fees, professional fees for accountants and SEC and Hart-Scott-Rodino filing fees.

(2)	Represents the excess compensation paid to one of the two founders of Onyx over the amount management believes would have been the compensation of an independent professional CEO for the applicable reporting periods.

(3)	Represents legal and settlement expenses and gains related to significant matters that do not impact the fundamentals of our operations, pertaining to: (i) causes of action between certain of the Company’s shareholders and which involves claims directly against the Company seeking the fulfillment of alleged indemnification obligations with respect to these matters, and (ii) trademark and IP protection cases. We are involved in routine IP litigation, commercial litigation and other various litigation matters. We review litigation matters from both a qualitative and quantitative perspective to determine if excluding the losses or gains will provide our investors with useful incremental information. Litigation matters can vary in their characteristics, frequency and significance to our operating results.

(4)	Includes write-offs of advances and certain fraud loss claims from earlier years that we determined were uncollectible.